UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2014

Date of Report (Date of earliest event reported)

Simulations Plus, Inc.

(Exact name of registrant as specified in its charter)

California	001-32046	95-4595609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42505 10th Street West, Lancaster, California 93534-7059

(Address of principal executive offices, zip code)

661-723-7723

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2014, Mr. Harold Wayne Rosenberger indicated he will be resigning as a member of the Board of Directors (the “Board”) of Simulations Plus, Inc. (the “Company”) and Chairman of the Audit Committee of the Board effective December 3, 2014. His resignation did not result from any disagreement with the Company.

On October 29, 2014, the Board decided to appoint Dr. John K. Paglia, Ph.D., CFA, CPA, as a director of the Company to fill the vacancy created by the resignation of Mr. Rosenberger, to be effective December 3, 2014. There is no arrangement or understanding between Dr. Paglia and any other person pursuant to which Dr. Paglia was selected as a director of the Company. Dr. Paglia does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a participant required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Other than the Company’s formal plan for compensating its directors for their services, whereby each independent director receives $1,500 per meeting of the Board attended, 5,000 non-qualified stock options per fiscal year, and an annual stipend of $9,000, there are no plans, contracts or arrangements or amendments to any plans, contracts or arrangements entered into with Dr. Paglia in connection with his election to the Board, nor are there any grants or awards made to Dr. Paglia in connection therewith. Dr. Paglia was chosen for his extensive financial expertise and is expected to be named as the chairman of the Audit Committee. He will hold this position until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMULATIONS PLUS, INC. (Registrant)

Date: November 4, 2014	By:	/s/ John R. Kneisel
John R. Kneisel Chief Financial Officer